Exhibit (h)(11)

AMENDMENT

To Transfer Agency and Service Agreements

Between

The Commerce Funds

and

State Street Bank and Trust Company

This Amendment (“Amendment”) is made as of this 1st day of March 2012, between The Commerce Funds (the “Fund”) and State Street Bank and Trust Company (the “Bank”). The Bank and the Fund are parties to a Transfer Agency and Service Agreement dated December 1, 1994, as previously amended (the “Agreement”). In accordance with Section 12.01 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 9. The Agreement is hereby amended by deleting Section 9.01 and replacing it with the following:

“The term of this Agreement shall be three (3) years commencing March 1, 2012 through February 28, 2015. Thereafter the Agreement may be terminated by either party upon one hundred and twenty (120) days written notice to the other party. The Agreement may be terminated immediately by the Fund should the Bank cease to be qualified to act as the Fund’s transfer agent pursuant to applicable law.”

2.	Schedule 3.1. Schedule 3.1 to the Agreement is replaced and superseded with the attached Schedule 3.1 effective March 1, 2012 through February 28, 2015.

3.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment; and

4.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE COMMERCE FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ William R. Schuetter	By:	/s/ Michael Rogers
Name:	William R. Schuetter	Name:	Michael Rogers
Title:	President	Title:	Executive Vice President

SCHEDULE 3.1

FEES

Effective: March 1, 2012 through February 28, 2015

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Account Service Fees

Open Account Fee	$10.00/account/per year
Closed Account Fee	$1.20/account/per year

CUSIP Fees

Complex Base Fee (covers up to 13 CUSIPS)	$180,000/year
Additional Complex Fee (for each additional CUSIP)	$12,500/CUSIP/year

Regulatory and Compliance Fees

Regulatory	$200/CUSIP/year
Compliance Plus Fee	$0.75/account/year

Fiduciary Administration Fees (paid by shareholder)

Account Maintenance Fee	$15.00/account/year

Omnibus Transparency Full Service Fees

Annual Technology Fee

Accountlets[1]*
0-500,000	$0.45/accountlet
500,001-2,000,000	$0.45/accountlet (waived)
2,000,001 and greater	$0.10/accountlet

Investigation Fee

Accountlets	Base Fee2/month
0-50,000	$3,000 (includes 25 investigations)
50,001-100,000	$4,000 (includes 50 investigations)
100,001 and greater	$5,000 (includes 100 investigations)

Out-of-Pocket Expenses

Out-of-pocket expenses are billed as incurred and include, but are not limited to: costs associated with mailing expenses (i.e., statements, stationery, checks, certificates, sales literature, printing, postage, etc.), automated telephone servicing charges, telecommunication expenses, equipment and software expenses (client-site only), programming expenses (i.e., charges necessary to establish consolidated statement), microfiche, freight, ACH bank charges, and all other expenses incurred on the Fund’s behalf. The Bank reserves the right to introduce specific cost recovery increases as needed, should future regulatory changes require, similar to those implemented for Anti-Money Laundering delegated duties, the Sarbanes-Oxley of 2002 and the USA PATRIOT Act. The Bank commits that should such increases be required, mutual agreement will be reached 90 days prior to the implementation.

[1]	An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.
[2]	There is a $12.00 fee for each investigation that exceeds the allowance limit specified.

THE COMMERCE FUNDS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ William R. Schuetter	By:	/s/ Michael Rogers
Name:	William R. Schuetter	Name:	Michael Rogers
Title:	President	Title:	Executive Vice President